Exhibit 99.1

Initial Public Offering of Blackstone Secured Lending Fund

We’re pleased to announce that Blackstone Secured Lending Fund (the “Company”) has filed an initial preliminary registration statement with the SEC for an initial public offering (IPO). In connection with the IPO, the Company intends to apply to list its shares on The New York Stock Exchange under the symbol “BXSL.” We will also be hosting a call for financial advisors with clients currently invested in BXSL in the coming weeks.

Highlights for Current Shareholders

•

Management and Incentive Fee Waiver. The management fee and incentive fees paid to Blackstone Credit BDC Advisors LLC (the “Adviser”) are scheduled to increase following the IPO. However, the Adviser intends to temporarily waive the post-IPO increase in these fees such that the management fee will remain at a rate of 0.75% and the incentive fee will remain at a rate of 15.0% for a period of two years following the IPO.

•

Three-Year Total Return Lookback Feature. The Adviser is recommending that the Board approve an amended and restated Investment Advisory Agreement that is substantially the same as the prior investment advisory agreement except, following the IPO, the incentive fee based on income will be subject to a twelve-quarter (i.e. three-year) lookback quarterly hurdle rate of 1.50% as opposed to a single quarter measurement and will become subject to an incentive fee cap based on the Company’s net cumulative return.

•

Shareholder Liquidity. Under the terms of the Subscription Agreement that our shareholders entered into with the Company, shareholders agreed (subject to limited exceptions) not to transfer Shares without the prior written approval of the Adviser. However, the Adviser intends to permit such shareholders to transfer Shares in stages with the first partial unlock of Shares beginning on the later of 60 days following the IPO pricing or January 3, 2022.

•

Share Repurchase Plan. The Adviser intends to recommend that the Board approve a plan for the Company to acquire up to $250 million in the aggregate of the Company’s Shares at prices below the Company’s net asset value per Share, commencing 30 calendar days after the closing of the IPO.

This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any security or instrument, or a solicitation of interest in the Company or any other Blackstone fund, account or strategy. If any such offer is made, it will only be by means of an offering memorandum or prospectus, which would contain material information including certain risks of investing.